Exhibit 10.11

DIAMONDBACK ENERGY, INC.
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
1.    Purpose.
The purpose of Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan is to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation. The Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals. The payout opportunity varies for performance above and below the pre-established target performance levels.
2.    Definitions.
Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and will be determined in accordance with, United States generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business. The following terms, as used herein, will have the following meanings:
(a)    “Administrator” means the Board, the Compensation Committee of the Board or any other committee of the Board to which the Board has delegated authority to administer the Plan.
(b)    “Award” means an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of specific Performance Targets during the Performance Period with respect to a preestablished Performance Factor.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Change in Control” has the meaning set forth in the 2019 Amended and Restated Diamondback Energy, Inc. Equity Incentive Plan or any successor plan as in effect from time to time.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Company” means, collectively, Diamondback Energy, Inc. and its subsidiaries and their respective successors.
(g)     “Participant” means an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

104398136.4

(h)    “Performance Factors” means the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”); capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced; lease operating expenses; general and administrative expenses; net cash provided by operating activities or other cash flow measurements; working capital and components thereof; return on equity or average stockholders’ equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; environmental, social and governance factors (including, without limitation, flaring, greenhouse gas emissions, recycled water usage, fluid spill control and safety); or such other criteria selected by the Administrator. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) hereof, the Administrator will have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.
(i)    “Performance Period” means the Company’s fiscal year or such other period as may be specified by the Administrator.
(j)    “Performance Target” means the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine.
(k)    “Plan” means this Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan.
3.    Administration.
(a)    The Plan will be administered by the Administrator. The Administrator will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors and Performance Targets, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to specify and make adjustments in the Performance

Targets, including, but not limited to, adjustments in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
(b)    All decisions, determinations and interpretations of the Administrator will be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).
(c)    The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an Award at any time prior to payment based on such criteria as it may determine (including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the Performance Factors).
(d)    The Administrator and any members thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.    Eligibility.
Awards may be granted to Participants in the sole discretion of the Administrator. In determining the persons to whom Awards may be granted, the Performance Factors and Performance Targets relating to each Award, the Administrator will take into account such factors as the Administrator deems relevant in connection with accomplishing the purposes of the Plan.
5.    Terms of Awards.
Awards granted pursuant to the Plan may be communicated to Participants in such form as the Administrator from time to time approves and the terms and conditions of such Awards will be set forth therein.

(a)    In General. The Administrator will specify with respect to a Performance Period the Performance Factors and the Performance Targets applicable to each Award. Performance Targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Award will be paid as well as a maximum level of performance above which no additional Award will be paid.
(b)    Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of Awards granted under this Plan will be made, in cash, within a reasonable period after the end of the Performance Period, but in the case of Awards designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Awards will still qualify for the exemption from Section 409A of the Code applicable to short-term deferrals.
6.    General Provisions.
(a)    Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
(b)    Nontransferability. Awards will not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award will be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.
(c)    No Right to Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto will confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.
(d)    Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company will have the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.
(e)    Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part.
(f)    Participant Rights. No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)    Termination of Employment. Unless otherwise provided by the Administrator in connection with specified terminations of employment, if the employment of a Participant terminates for any reason prior to the payment of any Award for any reason other than death or disability, no Award will be payable to such Participant for that Performance Period. A Participant whose termination is due to his or her death or disability will be entitled to receive a prorated Award based on the number of days he or she was employed by the Company during the applicable Performance Period, such Award to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed.
(h)    Change in Control. In the event of a Change in Control, each Participant will be paid the target Award amount based on the assumption that the Performance Target was attained at the target level for the entire Performance Period. The target Award amount will be paid within ten (10) days following the consummation (closing date) of the Change in Control transaction. For purposes of clarity, references to “target Award” and “target level” mean the mid-point of any specified range of potential Award payment amounts or Performance Targets.
(i)    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general creditor of the Company.
(j)    Governing Law. The Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
(k)    Effective Date. The Plan will take effect upon its adoption by the Compensation Committee of the Board for the fiscal year Performance Period beginning January 1, 2021.
(l)    Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 6(g), the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.
(m)    No Impairment of Rights. The adoption or administration of the Plan is not intended, nor will it be interpreted, as having the effect of modifying, altering, adding or impairing any right that a Participant may have under a separate agreement entered into between the Company or any of its subsidiaries and such Participant.
(n)    Section 409A. It is intended that any amounts payable with respect to any Award under this Plan will to the maximum extent possible be treated as short-term deferrals within the meaning of Treas. Regs. §1.409A-1(b)(4) or other payments that are not treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments. To the extent that any amounts payable under this Plan constitute nonqualified deferred compensation it is intended that such payments will comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Plan and any Award under the Plan will be construed and interpreted consistent with that intent. Any amount that is paid will be treated as a separate payment. Participants will not, directly or indirectly, designate the taxable year of any payment made under this Plan. Neither Company nor any of its subsidiaries guaranty or warrant the tax consequences of any Award under this Plan and, except as specifically provided to the contrary in this Plan, each Participant will in all cases, be liable for any taxes due as a result of an Award under this Plan. Neither Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold any Participant harmless from any or all taxes, interest or penalties, or liability for any damages related thereto.